Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-82125 and 333-17533) of Portola Packaging, Inc. of our report dated November 3, 2004, except for Note 18 as to which the date is November 29, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated November 3, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

 /s/ PricewaterhouseCoopers LLP

 PricewaterhouseCoopers LLP
 Pittsburgh, Pennsylvania

November 29, 2004